Exhibit 99.1

Kenny Appointed to Plumas Bancorp Board

QUINCY, California, July 21, 2017 – The directors of Plumas Bancorp (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank, recently announced the appointment of Richard F. Kenny to the Plumas Bancorp and Plumas Bank board effective July 19, 2017. Kenny is a proven executive with over 40 years of management experience in operations, information systems, strategic planning and credit risk management. Before retiring in 2010, Kenny was the founding CEO and on the Board of Directors of Charles Schwab Bank headquartered in Reno, Nevada, and a subsidiary of the Charles Schwab brokerage corporation. Prior to this, Kenny held a variety of key management positions for CITIBANK in Chicago, and Seoul, South Korea.

Director, President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback, remarked, “We are very pleased to welcome Rich Kenny to the Board. His extensive financial management experience and his significant leadership skills will be of great value as we continue to build our Company.”

Kenny commented, “Plumas Bank has a tremendous reputation in the communities it serves resulting in its continued growth and success as a solid bank generating personalized solutions for its clients. I’m excited to join this team of talented business leaders; to offer my experience and insights and focus on continued growth opportunities for the Bank and our clients in the Northern Nevada and Northeastern California regions.”

Kenny graduated from Northwestern University in Evanston, Illinois with a Bachelor of Science degree in Business Administration and Marketing and received his Master’s in Finance from the University of Chicago. Kenny is actively involved with KNPB public television and the Food Bank of Northern Nevada in the Reno community.

Plumas Bancorp is the holding company for Plumas Bank (NASDAQ: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates four loan production offices: two located in the California Counties of Placer and Butte, one located in the Oregon County of Klamath and one located in the Arizona County of Maricopa. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Contact: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fax: 530.283.9665
elizabeth.kuipers@plumasbank.com